Neonode Inc. Announces A Private Placement Of $4.8 Million By Repricing Existing Warrants; First Quarter 2008 Results

STOCKHOLM, SWEDEN, May 20, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced a $4.8 million private placement with accredited investors by repricing existing warrants. Members of Neonode’s Board of Directors and management contributed approximately $500,000 of the new capital. The transaction is expected to close by May 21, 2008. Neonode also today reports the results for the three months ended March 31, 2008.

OFFERING: Neonode offered its existing warrant holders an opportunity to exercise Neonode common stock purchase warrants on a discounted basis for a limited period, ended May 19, 2008. In all, approximately 3.8 million outstanding warrants were exercised at a strike price of $1.27 per warrant (including $375,000 of surrender of debt). In addition, the Company issued two new common stock purchase warrants, with an exercise price of $1.45, for each outstanding warrant exercised. Neonode also extended the maturity date of $2.85 million of convertible debt that was due on June 30, 2008 until December 31, 2008 by issuing the note holders 879,844 common stock purchase warrants, with an exercise price of $1.45. In total, approximately 8.5 million new warrants were issued to investors or note holders at the exercise price of $1.45 per share. Empire Asset Management Company acted as financial advisor for the transaction. The securities in this private placement were sold under Section 4(2) and Regulation D of the Securities Act of 1933, as amended.

After the financing, Neonode has outstanding approximately 29 million shares of common stock, 13.9 million warrants to purchase common stock, at $1.45 per share, and 2.8 million employee stock options outstanding.

1ST QUARTER RESULTS: Mikael Hagman, President and CEO of Neonode Inc stated, “In the first quarter we experienced setbacks on several fronts; product shipments were delayed due to unforeseen production issues and we decided to rework certainly previously shipped units from effected markets in Europe. The voluntary modification program subsequently delayed our entry to new markets. The new financing gives us room to restart our marketing program. Necessary modifications on the Neonode N2 have been completed and the company is now in process of re-shipping the units.” Mr. Hagman also stated, “To meet the liquidity requirements of our business plan needs, we entered into a private placement financing round of $ 4.8 million, expected to close on May 21, 2008. In addition, we restructured the organization and implemented a stringent cost reduction program. We are targeting to reduce our monthly operational costs from approximately $1.5 million to $600,000 per month.”

In April Neonode entered markets in Asia and also made initial shipments to Turkey and Germany.

“We’ll continue our geographic expansion into larger but fewer territories. This focused approach will enable us to efficiently capture a larger portion of each individual market while at the same time keeping the costs associated with our expansion in line with our resources,” Hagman concluded.

Net sales for the three months ended March 31, 2008 were $391,000 compared to net sales of $249,000 in the three months ended March 31, 2007.

Net loss for the three months ended March 31, 2008 amounted to $11.4 million, or $0.47 per share basic and diluted, compared to a net loss for the three months ended March 31, 2007 of $2.5 million, or $0.25 per share basic and diluted. The net loss for the quarter just ended includes $5.5 million of non-cash expense adjustments related to the fair value calculations for the beneficial conversion features of prior financings. Accounting regulations require that these financial instruments must be revalued each quarter as though they had an actual market value. The changes in the calculated fair value are recorded as either income or expense in the current income statement.

Conference Call Information
The company’s first quarter conference call will be held Tuesday, May 20, 2008 at 16:00 p.m. CET/10:00 a.m. EDT/7:00 a.m. PST. The call can be accessed via the Internet at http://investor.neonode.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A telephonic replay of the conference call will be available by dialing 1 866 966 5335 (from the US and Canada) or + 44 20 3003 2666 (from outside the US and Canada) and by entering conference ID number 1095614. An online archive will also be available immediately following the call at the site noted above. The telephonic replay will also be available for 30 days, through June 19, 2008.

For more information:

David Brunton, Chief Financial Officer
Neonode Inc
Tel: (925) 355-7700

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 8 678 18 50

Allen & Caron Inc
Tel: +1 212 691 8087
Media: Brian Kennedy (brian@allencaron.com)
Investors: Rudy Barrio (r.barrio@allencaron.com

Robert Giannini
Empire Asset Management
Tel: +1 212 417 7764
rgiannini@empiream.com

About Neonode Inc.
Neonode designs and develops intuitive technologies and products. The company´s focus is on solutions that increase the user experience of complex or monotonous devices.  With offices in Stockholm, Sweden, San Ramon, USA, Shanghai and Hong Kong, China, Neonode Inc. is a publicly traded company (NASDAQ: NEON) with licenses and products sold worldwide through both direct web sales and local distribution partners. Neonode USA, markets Neonode’s innovative products within North America, Latin America and China and is the exclusive worldwide licensor of the Neonode Intellectual Property to third parties. Neonode USA’s main office is located in New York, USA. For more information, visit www.neonode.com

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

- Tables Follow -

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2008 and 2007
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,
	2008	2007
	(unaudited)
Net sales	$391	$249
Cost of sales	641	2
Gross margin	(250)	247
Operating expenses:
Research and development	1,492	1,045
Sales and marketing	1,830	486
General and administrative	2,513	1,118
Total operating expenses	5,835	2,649
Operating loss	(5,914)	(2,402)
Other income (expense):
Interest income	165	94
Interest expense	(9)	(90)
Amortization of debt discounts and valuation of debt conversion and warrants	(5,510)	(143)
Total other income (expense)	(5,354)	(139)
Net loss	(11,439)	(2,541)

Net loss per common share:
Basic and diluted	$(0.47)	$(0.25)

Shares used in per share calculation:
Basic and diluted	24,426	10,282

- more -

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$656	$1,147
Restricted cash	169	5,702
Trade accounts receivable, net of allowance for doubtful
accounts of $3,989 and $4,264 at March 31, 2008 and
December 31, 2007	336	868
Inventories	11,453	6,610
Prepaid expense and accrued income	649	1,081
Other	61	2
Total current assets	13,324	15,410
Property, plant and equipment, net	339	375
Intangible assets, net	85	95
Other long term assets - deferred financing fees	212	395
Total assets	$13,960	$16,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt (face amount $2,874
and $2,895 at March 31, 2008 and December 31, 2007)	$119	$132
Trade accounts payable	4,454	4,417
Accrued expense	1,137	1,391
Deferred revenue	2,833	2,979
Embedded derivatives of convertible debt and warrants	14,298	9,507
Other liabilities	460	674
Total current liabilities	23,301	19,100
Long-term debt (face amount $3,082 and $3,109 at
March 31, 2008 and December 31, 2007)	100	60
Total liabilities	23,401	19,160
Stockholders' deficit:
Common stock and additional paid in capital	60,347	55,429
Accumulated other comprehensive income	319	354
Accumulated deficit	(70,107)	(58,668)
Total stockholders' deficit	(9,441)	(2,885)
Total liabilities and stockholders' deficit	$13,960	$16,275